Exhibit 3.119

Office of the Secretary Of State	Corporations Section P.O. Box 13697 Austin, Texas 78711-3697

CERTIFICATE OF LIMITED PARTNERSHIP

1.	The name of the limited partnership is GREEN OAKS HOSPITAL SUBSIDIARY, L.P.

2.	The street address of its proposed registered office in Texas is (a P.O. Box is not sufficient) 800 BRAZOS, AUSTIN, TX 78701 and the name of its proposed registered agent in Texas at such address is CORPORATION SERVICE COMPANY d/b/a CSC-LAWYERS INCORPORATING SERVICE COMPANY

3.	The address of the principal office in the United States where records of the partnership are to be kept or made available is ONE PARK PLAZA, NASHVILLE, TN 37203

4.	The name, the mailing address, and the street address of the business or residence of each general partner is as follows:

NAME	MAILING ADDRESS (include city, state, zip code)	STREET ADDRESS (include city, state, zip code)
COLUMBIA NORTH TEXAS SUBSIDIARY GP, LLC.	ONE PARK PLAZA, NASHVILLE, TN 37203	SAME AS ABOVE

Date Signed: 10/06/1999
John M. Franck II,
Vice President and Secretary

NTGP, Inc, the co-general partner of North Texas General, L.P., the general partner of Columbia North Texas Healthcare System, L.P. the sole managing member of Columbia North Texas Subsidiary GP, LLC the general partner of Green Oaks Hospital Subsidiary, LP.